Exhibit 99.1

Patterson Companies Reports Fiscal 2014 Fourth Quarter Operating Results

•	Sales reach $1.1 billion in the quarter, including contribution of $156.0 million from the acquisition of National Veterinary Services Limited (NVS);

•	Diluted earnings totaled $0.61 per share, excluding costs from the previously announced medical restructuring;

•	Veterinary equipment sales grew 24 percent in the U.S.;

•	Sales for the 2014 fiscal year rose 12 percent, reflecting the immediately accretive NVS acquisition; and

•	Company provides consolidated sales and earnings guidance for fiscal 2015.

St. Paul, Minn.—May 22, 2014—Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $1.1 billion in its fiscal fourth quarter ended April 26, 2014, an increase of 14.2 percent from $964.9 million in the year-earlier period. Net income was $61.4 million, or $0.61 per diluted share (excluding costs related to the Medical unit restructuring), versus net income of $63.6 million, or $0.62 per diluted share, in the year-ago period.

Fiscal 2014 fourth quarter results included $156.0 million of consolidated sales and an earnings contribution of $0.01 per diluted share from the acquisition of NVS, which closed on August 16, 2013. Fiscal 2014 fourth quarter results reflect the second full-quarter contribution from NVS.

“We were challenged by a tough macro environment in the fiscal fourth quarter,” said Scott Anderson, chairman and chief executive officer. “The impact of the severe winter weather and currency fluctuations combined to constrain our performance. However, as we entered the spring months, activity has normalized.”

As previously disclosed, the company is implementing a global information technology initiative in order to enable Patterson to accommodate future growth, assist in securing future productivity gains and enhance the customer experience. Investments in this initiative reduced the fiscal 2014 fourth quarter earnings by approximately $0.02 per share.

Patterson Dental

Sales for Patterson Dental, representing approximately 60 percent of total sales and the largest of Patterson’s businesses, decreased approximately 1.5 percent on a constant currency basis, from the year-earlier period, to $622.8 million in the fourth quarter of fiscal 2014. By category, again on a constant currency basis, versus the year-ago quarter, sales of:

•	Consumable dental supplies were up 0.4 percent to $337.7 million;

•	Dental equipment and software declined 4.7 percent, with basic equipment categories, however, posting strong gains; and

•	Other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, were up modestly from prior year levels.

Commented Anderson, “We saw slight gains in consumable product sales and solid growth in basic equipment sales in the fiscal fourth quarter. While technology sales were down during the period, this comparison is against a strong quarter in fiscal 2013, and we remain confident in the underlying strength of our technology and services platform. Fourth quarter results were also impacted by unfavorable Canadian currency fluctuations and their effect on pricing in that geography.”

Patterson Veterinary

Fourth quarter fiscal 2014 sales for the Patterson Veterinary unit increased over 77 percent from the prior year period to $361.8 million. Patterson Veterinary now constitutes nearly one-third of the company’s total sales. U.S. sales, which exclude NVS, were up nearly 1.0 percent from the previous year, totaling approximately $205.8 million. For U.S. sales, versus the year-ago fourth quarter:

•	Consumable veterinary sales totaled $190.2 million, down approximately 0.5 percent to prior year levels; and

•	Veterinary equipment sales rose 24.0 percent to $11.5 million.

Anderson said, “We saw strong growth in equipment sales, reflecting the solid partnerships with our equipment manufacturers and Patterson’s best-in-class service and support model. Our performance represents the third consecutive quarter of double-digit equipment sales growth. We also continue to be pleased with NVS, our U.K.-based veterinary business, and its contribution to our performance.”

Patterson Medical

Sales for Patterson Medical, the rehabilitation supply and equipment unit, were essentially flat with prior year levels, after accounting for the planned divestiture of non-core product lines in the fiscal first quarter as part of the restructuring of the division. Results in this period include approximately $0.06 per share of charges for the previously announced restructuring, which was completed during the fourth quarter, and reduced fiscal year results by $0.13 per share. The charges are predominantly non-cash.

According to Anderson, “From both a strategic and financial perspective, the actions we took in fiscal 2014 were the right ones. We can now focus our efforts on those rehabilitation areas with the highest growth potential. We also believe that the restructuring will generate annual operational savings of approximately $2 million, or $0.01 per share, beginning in fiscal 2015. We are confident that we have positioned our Medical business for future success.”

Fiscal 2014 Full Year Results

Consolidated sales for fiscal 2014 totaled nearly $4.1 billion, an increase of approximately 12 percent from $3.6 billion in the prior fiscal year. Excluding the NVS acquisition, consolidated sales for fiscal 2014 grew nominally. Net income was $213.9 million, or $2.10 per diluted share, compared to net income of $210.3 million, or $2.03 per diluted share, in the year-ago period. The full year fiscal 2014 results include: eight and one-half months of contribution from the NVS acquisition, or $0.04 per diluted share; a $0.07 per share expense impact from the planned technology investments; and excludes $0.13 per share of costs for the Patterson Medical restructuring.

Share Dividends and Repurchases

In March, the company increased its quarterly dividend rate by 25 percent to $0.20 per share. Patterson paid $20.3 million in cash dividends to shareholders in the fiscal fourth quarter. Approximately 1.2 million shares, with a value of $49 million, were purchased in the period. For the fiscal 2014 full year, Patterson repurchased approximately 2.4 million shares of its outstanding common stock, leaving approximately 22 million shares for repurchase under the current authorization.

“Looking back on fiscal 2014, we took a number of steps to set the stage for growth going forward. In addition to purchasing NVS to expand our Veterinary footprint, we reinforced our leadership position in technology with our Dental customers. As part of our capital allocation strategy and commitment to our shareholders, we significantly raised the dividend and executed on our share repurchase plan. On the operations side of the business, our IT platform investments have allowed us to streamline parts of the organization and redeploy our resources to high potential initiatives.”

Business Outlook

Anderson continued, “We enter fiscal 2015 with a conservative view of our markets, due to the continued uncertainty in global economies. However, we are confident in our ability to execute in any economic environment. With a streamlined and more efficient organization, we believe we have positioned Patterson for the future. With that as a backdrop, we are providing our fiscal 2015 earnings guidance in the range of $2.20 to $2.30 per diluted share.”

The fiscal 2015 annual financial outlook includes the following expectations:

•	Stable North American and international markets, with conditions similar to fiscal 2014;

•	No impact from share repurchases that may occur during the year;

•	The long-term extension of the $250 million of debt that is due in March; and

•	No material acquisitions during the year.

The following non-GAAP information is provided to adjust reported net income for the impact of the costs associated with restructuring the Patterson Medical segment. Management believes that the adjusted income amounts provide a better representation of the current quarter performance of the Company.

(Dollars in thousands, except EPS)
	Three Months Ended		Twelve Months Ended
	April 26, 2014	April 27, 2013	April 26, 2014	April 27, 2013
Net Income - reported	$55,670	$63,562	$200,612	$210,272
Restructuring costs	5,701	—	13,267	—

Income - adjusted	$61,371	$63,562	$213,879	$210,272

Diluted Earnings Per Share - reported	$0.55	$0.62	$1.97	$2.03
Restructuring costs	0.06	—	0.13	—

Earnings Per Share - adjusted	$0.61	$0.62	$2.10	$2.03

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the fourth quarter conference call can be heard for one week at 1-303-590-3030 and providing the conference ID: 4682606.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor in the U.S. and U.K. of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals predominantly to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann Gugino	R. Stephen Armstrong
Vice President, Planning and Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 26,	April 27,	April 26,	April 27,
	2014	2013	2014	2013
Net sales	$1,102,077	$964,933	$4,063,715	$3,637,212
Gross profit	315,868	324,177	1,198,278	1,190,769
Operating expenses	223,267	219,721	852,522	836,314

Operating income	92,601	104,456	345,756	354,455
Other expense, net	(7,479)	(8,257)	(32,844)	(33,338)

Income before taxes	85,122	96,199	312,912	321,117
Income taxes	29,452	32,637	112,300	110,845

Net income	$55,670	$63,562	$200,612	$210,272

Earnings per share:
Basic	$0.56	$0.63	$1.99	$2.04
Diluted	$0.55	$0.62	$1.97	$2.03
Shares:
Basic	99,707	101,249	100,727	103,030
Diluted	100,684	102,134	101,643	103,807
Dividends declared per common share	$0.20	$0.16	$0.68	$0.58
Gross margin - adjusted	32.3%	33.6%	32.2%	32.7%
NVS	-3.6	—	-2.6	—
Medical restructuring	0.0	—	-0.1	—

Gross margin - reported	28.7%	33.6%	29.5%	32.7%
Operating expenses as a % of net sales - adjusted	22.2%	22.8%	22.6%	23.0%
NVS	-2.5	—	-1.9	—
Medical restructuring	0.6	—	0.3	—

Operating expenses as a % of net sales - reported	20.3%	22.8%	21.0%	23.0%
Operating income as a % of net sales - adjusted	10.1%	10.8%	9.6%	9.7%
NVS	-1.1	—	-0.7	—
Medical restructuring	-0.6	—	-0.4	—

Operating income as a % of net sales - reported	8.4%	10.8%	8.5%	9.7%
Effective tax rate - adjusted	34.1%	33.9%	35.2%	34.5%
NVS	-0.4	—	-0.3	—
Medical restructuring	0.9	—	1.0	—

Effective tax rate - reported	34.6%	33.9%	35.9%	34.5%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 26,	April 27,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and short term investments	$305,683	$505,228
Receivables, net	607,580	448,158
Inventory	436,463	360,563
Prepaid expenses and other current assets	65,991	47,387

Total current assets	1,415,717	1,361,336
Property and equipment, net	204,939	192,020
Goodwill and other intangible assets	1,067,583	1,020,396
Investments and other	176,438	108,026

Total Assets	$2,864,677	$2,681,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$342,056	$249,795
Other accrued liabilities	201,407	198,724

Total current liabilities	543,463	448,519
Long-term debt	725,000	725,000
Other non-current liabilities	124,550	113,804

Total liabilities	1,393,013	1,287,323
Stockholders’ equity	1,471,664	1,394,455

Total Liabilities and Stockholders’ Equity	$2,864,677	$2,681,778

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 26,	April 27,	April 26,	April 27,
	2014	2013	2014	2013
Consolidated Net Sales
Consumable and printed products	$766,082	$617,942	$2,776,765	$2,343,407
Equipment and software	252,571	267,080	973,814	993,767
Other	83,424	79,911	313,136	300,038

Total	$1,102,077	$964,933	$4,063,715	$3,637,212

Dental Supply
Consumable and printed products	$337,728	$338,988	$1,289,652	$1,273,222
Equipment and software	215,954	228,598	828,858	843,880
Other	69,166	69,349	263,586	262,868

Total	$622,848	$636,935	$2,382,096	$2,379,970

Veterinary Supply
Consumable and printed products	$342,294	$191,236	$1,134,932	$709,021
Equipment and software	11,777	9,299	44,020	35,069
Other	7,768	3,837	24,093	11,155

Total	$361,839	$204,372	$1,203,045	$755,245

Rehabilitation Supply
Consumable and printed products	$86,060	$87,718	$352,181	$361,164
Equipment and software	24,840	29,183	100,936	114,818
Other	6,490	6,725	25,457	26,015

Total	$117,390	$123,626	$478,574	$501,997

Other (Expense) Income, net
Interest income	$1,090	$1,049	$4,982	$4,541
Interest expense	(9,132)	(8,589)	(35,713)	(36,397)
Other	563	(717)	(2,113)	(1,482)

	$(7,479)	$(8,257)	$(32,844)	$(33,338)

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 26,	April 27,
	2014	2013
Operating activities:
Net income	$200,612	$210,272
Depreciation & amortization	49,986	46,002
Non-cash employee based compensation	19,975	35,202
Change in assets and liabilities, net of acquired	(74,780)	7,719

Net cash provided by operating activities	195,793	299,195
Investing activities:
Additions to property and equipment, net of disposals	(40,387)	(21,983)
Acquisitions and equity investments	(145,815)	(14,650)
Proceeds from sale	6,546	—
Purchase of Investments	(99,672)	—
Other investing activity	(4,436)	6,595

Net cash used in investing activities	(283,764)	(30,038)
Financing activities:
Dividends paid	(85,657)	(43,767)
Share repurchases	(96,486)	(179,525)
Draw on revolver	135,000	—
Payment on revolver	(135,000)	—
Retirement of long-term debt	—	(125,000)
Other financing activities	21,985	17,194

Net cash provided by (used in) financing activities	(160,158)	(331,098)
Effect of exchange rate changes on cash	7,809	(6,612)

Net (decrease) increase in cash and cash equivalents	$(240,320)	$(68,553)

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